Exhibit 99.1
Board of Trade of the City of New York, Inc. and Subsidiaries
Consolidated Statements of Income
2006 & 2005 Results by Quarter
(Unaudited)

	Quarter Ended				Year Ended
	Mar 2006	Jun 2006	Sep 2006	Dec 2006	Dec 2006

Revenues:
Transaction fees	$18,486,804	$19,079,350	$16,345,619	$15,833,669	$69,745,442
Market data fees	4,447,397	4,684,330	4,925,343	5,689,751	19,746,821
Other	2,249,421	1,167,507	1,498,474	1,361,325	6,276,727

Total revenues	25,183,622	24,931,187	22,769,436	22,884,745	95,768,990

Operating expenses:
Compensation and benefits	7,535,700	7,086,873	8,141,977	9,346,391	32,110,941
Professional services	875,451	1,113,825	994,429	1,884,532	4,868,237
Merger-related transaction costs	0	0	2,033,474	2,077,774	4,111,248
Selling, general and administrative	6,012,342	5,733,690	5,314,945	6,375,370	23,436,347
Depreciation and amortization	1,158,648	1,323,583	1,316,057	2,144,667	5,942,955

Total operating expenses	15,582,141	15,257,971	17,800,882	21,828,734	70,469,728

Operating income	9,601,481	9,673,216	4,968,554	1,056,011	25,299,262
Interest Income	492,845	573,682	617,991	596,003	2,280,521

Income before income taxes	10,094,326	10,246,898	5,586,545	1,652,014	27,579,783
Income tax expense	5,047,163	4,382,531	2,634,461	1,434,427	13,498,582

Net Income	$5,047,163	$5,864,367	$2,952,084	$217,587	$14,081,201

	Quarter Ended				Year Ended
	Mar 2005	Jun 2005	Sep 2005	Dec 2005	Dec 2005

Revenues:
Transaction fees	$15,574,141	$15,625,544	$15,390,122	$15,956,418	$62,546,225
Market data fees	4,396,702	4,460,364	4,434,102	4,483,266	17,774,434
Other	1,921,510	1,495,389	1,035,011	866,665	5,318,575

Total revenues	21,892,353	21,581,297	20,859,235	21,306,349	85,639,234

Operating expenses:
Compensation and benefits	7,130,293	6,135,928	7,006,637	7,803,013	28,075,871
Professional services	964,507	1,003,106	910,810	2,041,094	4,919,517
Selling, general and administrative	5,321,371	5,712,864	5,304,241	6,169,101	22,507,577
Depreciation and amortization	1,249,802	1,341,697	1,501,121	1,827,170	5,919,790

Total operating expenses	14,665,973	14,193,595	14,722,809	17,840,378	61,422,755

Operating income	7,226,380	7,387,702	6,136,426	3,465,971	24,216,479
Interest income	277,126	253,880	280,412	489,045	1,300,463

Income before income taxes	7,503,506	7,641,582	6,416,838	3,955,016	25,516,942
Income tax expense	3,151,473	3,209,465	2,695,071	3,539,149	12,595,158

Net Income	$4,352,033	$4,432,117	$3,721,767	$415,867	$12,921,784